SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2015

Intellect Neurosciences, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-128226	20-8329066
(Commission File Number)	(I.R.S. Employer Identification No.)

550 Sylvan Ave., Suite 101 Englewood Cliffs, New Jersey	07632
(Address of Principal Executive Offices)	(Zip Code)

(201) 608-5101
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01. Entry into a Material Definitive Agreement.

Financing

On November 30, 2015, (the “Closing Date”) Intellect Neurosciences, Inc. (the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) whereby the Company issued to the Investors (i) an aggregate of 1,577 shares of Series F Convertible Preferred Stock; and (ii) warrants (the “Warrants”) to purchase an aggregate of 880,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Financing”). The Company received gross cash proceeds of $110,000 and the Financing resulted in the exchange and cancellation of an aggregate of $380,900 of principal and accrued interest due with respect to convertible promissory notes owned by the Investors which were in default and an aggregate of $1,086,333 Stated Value and accrued dividends of Series C Preferred Stock. The private placement was conducted pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

The Company intends to use the net proceeds of the financing for working capital purposes.

The Company granted the Investors certain piggyback registration rights with respect to the shares of Common Stock underlying the Warrants and issuable upon conversion of the Series F Preferred Stock.

The foregoing descriptions of the Financing, related agreements and materials do not purport to be complete and are qualified in their entirety by reference to the complete text of the (i) the form of Purchase Agreement filed as Exhibit 3.1 hereto and (ii) the form of Warrant filed as Exhibit 3.2 hereto each of which is incorporated herein by reference. The Certificate of Designation as amended for the Series F Preferred Stock is included as an exhibit to the Securities Purchase Agreement filed as Exhibit 3.1.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
3.1	Form of Securities Purchase Agreement, dated November 30, 2015, between the Company and the Signatories named therein.

3.2	Form of Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2015	INTELLECT NEUROSCIENCES, INC.

By:	/s/ Elliot Maza
Name:	Elliot Maza
Title:	Chief Executive Officer